Item 77M - DWS Enhanced Commodity Strategy
Fund (a series of DWS Securities Trust) (the
"Fund")

At a meeting held on April 6, 2010, the Board of Directors of DWS Enhanced Commodity Strategy
Fund, Inc. (the "Closed-End Fund") approved the merger of the Closed-End Fund into DWS Enhanced
Commodity Strategy Fund, a series of DWS
Institutional Funds, the predecessor to the Fund, subject to stockholder approval.
At the Annual Meeting of stockholders of the Closed-End Fund held on June 28, 2010 and adjourned until July 22, 2010, the stockholders of the Closed-End Fund approved the merger of the Closed-End Fund into DWS Enhanced Commodity
Strategy Fund. On August 23, 2010 the Fund merged into newly created Class M shares of DWS
Enhanced Commodity Strategy Fund, the
predecessor to the Fund. Class M shares became operational on August 23, 2010 and were exclusively offered in connection with the merger of the Closed-End Fund into DWS Enhanced
Commodity Strategy Fund.

T:\FUNDREPT\NSAR\JunDec\Attachments 6-30-2011\Exhibit 77M
ECS for ECS Fund.docx